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EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

       We consent to the use in this Amendment No. 2 to the Registration Statement of New Visual Corporation on Form SB-2 of our report dated January 21, 2004 relating to the consolidated financial statements of New Visual Corporation, which report includes an explanatory paragraph as to an uncertainty with respect to the New Visual Corporation's ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption "Experts".

/s/ MARCUM & KLIEGMAN LLP

Marcum & Kliegman LLP
New York, new York

June 30, 2004